Exhibit (a)(1)

                          CERTIFICATE OF FORMATION

                                     OF

       GOLDMAN SACHS HEDGE FUND PARTNERS REGISTERED MASTER FUND, LLC

          This Certificate of Formation of Goldman Sachs Hedge Fund Partners Registered Master Fund, LLC (the "LLC") is being duly executed and filed by Thomas A. Schmatzhagen as an authorized person, to form a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. ss.18-101, et seq.). The powers of the authorized person shall terminate upon the filing of this Certificate of Formation.

          FIRST: The name of the limited liability company formed hereby is Goldman Sachs Hedge Fund Partners Registered Master Fund, LLC.

          SECOND: The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Goldman Sachs Hedge Fund Partners Registered Master Fund, LLC this 15th day of February 2005.

                                              By: /s/ Thomas A. Schmatzhagen
                                                  --------------------------
                                                  Thomas A. Schmatzhagen
                                                  Authorized Person